SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Subsection 240.14a-12

VITALSTREAM HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒		No fee required.

☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid: _______________________________________________
	2)	Form, Schedule or Registration Statement No.: ______________________________
	3)	Filing Party: _________________________________________________________
	4)	Date Filed: __________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 28, 2004

VitalStream Holdings, Inc.

To the Shareholders of VitalStream Holdings, Inc.:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of VitalStream Holdings, Inc. (the "Company"), which will be held on Monday, June 28, 2004, at 10 a.m., at the Company's offices, One Jenner, Suite 100, Irvine, California (the "Annual Meeting"), for the following purposes, which are more fully described in the Proxy Statement accompanying this Notice:
(i)

To elect two (2) members of the Board of Directors of the Company to serve until the 2007 Annual Meeting of Shareholders, to serve until their respective successors have been duly elected and qualified;

(ii)	To consider and vote upon a proposal to ratify the appointment of Rose, Snyder & Jacobs as independent auditors of the Company for the fiscal year ending December 31, 2004;

(iii)

To consider and vote upon a resolution authorizing the Board of Directors of the Company, in its discretion at any time prior to December 31, 2004, to amend the Company's Articles of Incorporation to effect a consolidation of its common stock on the basis of a ratio within the range of one post-consolidation share of common stock for every four pre-consolidation shares of common stock to one post-consolidation share of common stock for every eight pre-consolidation shares of common stock, with the ratio to be selected and implemented by the Corporation's Board of Directors in its sole discretion, if at all; and

(iv)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 30, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote, sign, date, and return the enclosed Proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders attending the Annual Meeting may vote in person even if they have returned a Proxy.
BY ORDER OF THE BOARD OF DIRECTORS

Paul S. Summers President and Chief Executive Officer

Dated: May [_], 2004

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

VitalStream Holdings, Inc.
 One Jenner, Suite 100
Irvine, California 92618

____________________

PROXY STATEMENT
____________________

For Annual Meeting of Shareholders
June 28, 2004

SOLICITATION OF PROXIES

      This Proxy Statement is being furnished to the shareholders of VitalStream Holdings, Inc., a Nevada corporation ("VitalStream" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies from holders of outstanding shares of the Company's common stock (the "Common Stock") and 2003 Series A Preferred Stock ("Series A Preferred Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Monday, June 28, 2004, at 10 a.m., at the Company's offices, One Jenner, Suite 100, Irvine, California, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about May [_], 2004.

      The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone, facsimile transmission, e-mail or web posting. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for the forwarding of solicitation materials to such beneficial owners, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

VOTING

Record Date

      The Board of Directors has fixed the close of business on April 30, 2004 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding [___] shares of Common Stock and [___] shares of Series A Preferred Stock. The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting, and the holders of the Series A Preferred Stock on the Record Date are entitled to cast 4,255 votes per share (with fractional votes disregarded after all shares owned by a single person are aggregated) at the Annual Meeting. Accordingly, [____] votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Proxies

      Shares of capital stock that are entitled to be voted at the Annual Meeting and that are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of the two (2) director nominees of the Board of Directors to serve until the 2007 Annual Meeting of Shareholders; (ii) FOR the ratification of the appointment by the Board of Directors of Rose, Snyder & Jacobs to be the independent auditors of the Company for the fiscal year ending December 31, 2004; (iii) FOR the Consolidation Resolution (as defined below and attached as Appendix B); and (iv) in the discretion of the proxy holders as to any matters incident to the conduct of the Annual Meeting.

      A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (1) executing and returning a proxy bearing a later date, (2) filing with the Secretary of the Company, at the address first set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or (3) voting the capital stock covered thereby in person at the Annual Meeting.

Quorum and Required Vote

      Shares representing a majority of the outstanding votes entitled to be cast, represented in person or by properly executed proxy, are required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or absence of a quorum.

      In the election of directors to serve until the 2007 Annual Meeting of Shareholders, the two (2) nominees for such position receiving the highest number of votes will be elected. The Company does not have cumulative voting for directors. Abstentions and broker non-votes will not have the effect of being considered as votes cast against any nominee for director at the Annual Meeting.

      The resolution authorizing the Board of Directors of the Corporation, in its sole discretion at any time prior to December 31, 2004, to amend the Company's Articles of Incorporation to effect a consolidation of its Common Stock on the basis of a ratio within the range of one post-consolidation common share for every four pre-consolidation common shares to one post-consolidation common share for every eight pre-consolidation common shares, with the ratio to be selected and implemented by the Corporation's Board of Directors in its sole discretion, if at all (such resolution, the "Consolidation Resolution"; and the consolidation approved therein, the "Consolidation") will be approved, in accordance with Nevada law and the Articles of Incorporation of the Company, if shares representing a majority of the Common Stock voting separately as a class and a majority of the outstanding votes entitled to be cast are voted in favor of the Consolidation Resolution. As a result, abstentions and broker non-votes will be the equivalent of votes against the Consolidation Resolution. The ratification of selection of an independent auditor and any other matter presented for approval by the shareholders generally will be approved, in accordance with Nevada law, if the votes cast in favor of the matter exceed the votes opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of any such matter.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Directors and Nominees for Election as Directors

      Our Board of Directors is classified into three classes, Class I, Class II and Class III, with each class as nearly equal in number as possible. Our Board of Directors has fixed the number of Directors of the Company at six, two of whom are members of Class I, two of whom are members of Class II, and two of whom are members of Class III. Each class serves three years or until their successors are elected. The terms of the Class I directors, Mr. Paul Summers and Mr. Raymond L. Ocampo Jr., expire in 2004; the terms of the Class II directors, Messrs. Charles Lyons and Salvatore Tirabassi, will expire in 2005, and the terms of the Class III directors, Messrs. Philip N. Kaplan and Leonard Wanger, will expire in 2006, each as of the date of the annual meeting in such year.

      At the Annual Meeting, the Class I directors are being proposed for election for a new three-year term expiring in 2007. If any of the nominees is unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other person as shall be designated by the present Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected. Certain information with respect to each of the existing directors and each nominee for director is set forth below.

Name	Age(1)	Positions	Director Since	Term Expires at Annual Meeting in (2)

Paul S. Summers	38	Chairman of the Board of Directors, President, and Chief Executive Officer	April 2002	2004

Philip N. Kaplan	37	Director, Chief Operating Officer, and Secretary	April 2002	2006

Charles Lyons	48	Director	January 2003	2005

Raymond L. Ocampo Jr.	51	Director	April 2004	2004

Salvatore Tirabassi	32	Director	January 2003	2005

Leonard Wanger	38	Director	April 2002	2006

(1)	As of December 31, 2003
(2)	Pursuant to the Company's By-Laws, the directors terms expire at the Annual Meeting three years after election or until their successors are elected.

The following paragraphs set forth certain biographical information about each of the foregoing:

      Paul S. Summers has served as Chairman, President and Chief Executive Officer of the Company since its merger with VitalStream, Inc. in April 2002. Prior to the merger, Mr. Summers served as Chairman, President and Chief Executive Officer of VitalStream, Inc. since its inception in March 2000. Prior to founding VitalStream, Inc., Mr. Summers was Co-Founder, President and Chief Executive Officer of AnaServe, Inc. AnaServe was a web hosting company, founded in 1995, that was acquired by Concentric Network Corporation in August 1998. Mr. Summers remained employed by Concentric until April 1999. Mr. Summers holds a Bachelor of Science degree in marketing with an emphasis in advertising from the University of Southern California.

      Philip N. Kaplan has served as Chief Operating Officer, Secretary and Director of the Company since its merger with VitalStream, Inc. in April 2002. Prior to the merger, Mr. Kaplan served as Chief Operating Officer, Secretary and a Director of VitalStream, Inc. since its inception in March 2000. Mr. Kaplan was also co-founder of AnaServe, Inc. where he held the position of Senior Vice President, Secretary and Treasurer from its formation in 1995 until its acquisition by Concentric Network Corporation in August 1998. Mr. Kaplan remained employed by Concentric until April 1999. Mr. Kaplan received a Bachelor of Arts degree in Economics with a minor in Russian language from the University of California, Davis.

      Charles Lyons has served as Director of the Company since January 2003. Mr. Lyons is currently the Chief Executive Officer of Holding Pictures Entertainment, a film and television company, and the Chairman of the Board of Directors of RBG Capital Group, a venture capital firm. From September 1990 to November 1999, Mr. Lyons served as the Chairman of the Board of Directors and Chief Executive Officer of Ascent Entertainment Group, an entertainment company which was acquired by AT&T Liberty Media. Ascent was the majority shareholder of On Command Corporation (largest hotel cable company in the world), and was the sole owner of Ascent Network Services (provider of broadcast and network services to the NBC television network), Beacon Communications (filmed entertainment), the National Basketball Association Denver Nuggets, the National Hockey League Colorado Avalanche, and the developer and financier of a $200 Million sports and entertainment facility (the Pepsi Center in downtown Denver, Colorado), and founded Colorado Studios in partnership with Liberty Media Group, the leading Colorado-based production company. From 1982 through 1990 Mr. Lyons held numerous executive positions at Marriott Corporation. Mr. Lyons is a past board member of the National Basketball Association and the National Hockey League. Mr. Lyons is also the founding board member of the Women's National Basketball Association.

      Raymond L. Ocampo Jr., 51, was appointed as a director of the Company in April 2004. Mr. Ocampo has been the President and Chief Executive Officer of Samurai Surfer L.L.C. (consulting and investments) since 2004, and has been a member of the board of directors of the Berkeley Center for Law & Technology (a business and technology program affiliated with a major university) since January 2000 and served as Executive Director from 1996 through 1998. From 1996 through 2004, he has been a private investor and consultant, including serving as an expert witness and mediator. Mr. Ocampo was Senior Vice President, General Counsel and Secretary at Oracle Corporation (computer software) from September 1990 until his retirement in November 1996. Mr. Ocampo joined Oracle in July 1986 and held various senior and executive positions with Oracle until retirement. Mr. Ocampo is a member of the boards of directors of PMI Group, Inc, Keynote Systems, Inc., Intraware, Inc. and CytoGenix, Inc. He received his undergraduate degree from U.C.L.A. and his law degree from Boalt Hall School of Law at the University of California, Berkeley.

      Salvatore Tirabassi has served as Director of the Company since the acquisition of Epoch Hosting, Inc. ("Epoch") in January 2003. Mr. Tirabassi is currently a Principal of Dolphin Equity Partners, a venture capital fund. From May 1998 to July 1999, Mr. Tirabassi served as a marketing consultant to Diamond Lane Communications, a telecommunications equipment company; from May 1997 to May 1998, he studied at the University of Pennsylvania; and from December 1993 to April 1997, he served as a marketing consultant to Diefenbach Elkins (Futurebrand). Mr. Tirabassi received a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, a Master of Science degree in Telecommunications and Networking Engineering from the University of Pennsylvania and an AB from Harvard College in philosophy and foreign languages.

      Leonard Wanger has served as Director of the Company since its merger with VitalStream, Inc. in April 2002. Mr. Wanger served as a Director of VitalStream, Inc. from May 2001 until the time of the merger of the Company with VitalStream, Inc. Since June 2002, Mr. Wanger has been a securities analyst at William Harris Investors. Additionally, he has served as an outside advisor to Acorn Funds and Wanger Asset Management, providing analysis on companies in software, computer graphics, and biotechnology. From 1999 until 2002, he served as Director of Engineering for MDL Information Systems (a Reed Elsevier company), a company engaged in drug discovery informatics. He served, commencing in 1995, as Director of Engineering for Interactive Simulations, Inc., a venture-backed start-up providing molecular modeling software for the pharmaceutical industry that was purchased by MDL in 1999. Mr. Wanger has a Bachelor of Science degree in computer science from the University of Iowa and a Masters of Architectural Science from Cornell University.

      No family relationship exists among any of the director nominees and any other directors or officers of the Company.

Annual Meetings, Board Meetings and Committees

      The Company requests that all of the members of the Board of Directors attend each annual meeting of shareholders. All of the directors in office at such time attended the Company's annual meeting held in January 2003. During the year ended December 31, 2003, our Board of Directors held 14 formal board meetings and met informally on numerous occasions and approved relevant matters by written consent. All incumbent directors other than Charles Lyons attended at least 75% of all board meetings and applicable committee meetings. Mr. Lyons attended less than 75% of all board meetings.

      The Board of Directors does not have a standing nominating committee or compensation committee. The Board of Directors as a whole fulfills such functions. As discussed below, the Board of Directors recently appointed an independent Audit Committee.

Director Compensation

      Our directors do not receive cash compensation for their service as directors but are reimbursed for certain reasonable expenses incurred in attending Board of Director or committee meetings or incurred otherwise in conjunction with discharging their duties as directors. In addition, directors who are not officers are entitled to receive compensation to the extent that they provide services at rates that would be charged by such directors for such services to arm's length parties. No such amounts were paid to directors of the Company during the year ended December 31, 2003.

      Our directors are also entitled to participate in any stock option plans that we adopt from time to time. The Company granted an option to purchase 200,000 shares of Common Stock to Charles Lyons on January 27, 2003 with a strike price of $0.26 per share, vesting over three years, and granted an option to purchase 200,000 shares of Common Stock to Raymond L. Ocampo Jr. on April 8, 2004 with a strike price of $1.25 per share, vesting over three years. No other options to purchase VitalStream Holdings capital stock have been granted to any directors since January 1, 2003.

Audit Committee

      The Company has not historically had an independent Audit Committee, and the entire Board of Directors functioned as the Audit Committee during 2003 and with respect to the financial statements for the year ended December 31, 2003. Of the 14 meetings of the Board of Directors during 2003, four involved the Board of Directors acting as the Audit Committee.

      In April 2004, the Board of Directors appointed an Audit Committee consisting of Charles Lyons, Leonard Wanger and Raymond L. Ocampo to begin operating in May 2004. Assuming that Mr. Ocampo is elected by the shareholders, the same individuals are expected to continue as members of the Audit Committee throughout 2004. All members of the Audit Committee are independent according to Nasdaq's listing standards, and the Board of Directors of the Company has determined that the Audit Committee has one member qualifying as an audit committee financial expert, as defined in Item 401(h) of Regulation S-K. The person the Board of Directors has determined is an audit committee financial expert is Leonard Wanger.

      In connection with the appointment of an independent Audit Committee, the Board of Directors adopted a written Audit Committee Charter on April 22, 2004, a copy of which is attached hereto as Appendix A. The Audit Committee oversees the accounting and financial reporting processes of the Company and related audits. This involves, among other tasks, recommending the Company's auditors to its shareholders, pre-approving engagements of the Company's auditors with respect to audit and non-audit services, reviewing the Company's accounting practices and controls and administering the Company's Code of Ethics for Financial Managers and whistleblower policy.

Audit Committee Report

      The following is the report of the Board of Directors (excluding Mr. Ocampo, who was recently appointed), which functioned as the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2003.

Review with Management

      The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2003 with management.

Review and Discussion with Independent Accountants

      The Audit Committee has also discussed with Rose Snyder & Jacobs, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting. The Audit Committee has also received the written disclosures and the letter from Rose Snyder & Jacobs required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Rose Snyder the matter of its independence.

Conclusion

      Based on the review and discussions described in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2003 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

      Paul S. Summers
      Philip N. Kaplan
      Leonard Wanger
      Charles Lyons
      Salvatore Tirabassi

      The information contained in this Audit Committee Report is not deemed to be soliciting material or to be filed with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. Such information is not incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Director Nomination Procedures

      The Company does not have a standing nominating committee or a nominating committee charter. The Board of Directors as a whole identifies and evaluates nominees for election to the Board of Directors. The Company believes that it is appropriate not to have a standing nominating committee because of the comparatively small size of the Board of Directors. By having the Board of Directors as a whole consider and evaluate nominees, the Board of Directors is able to consider the input of all directors.

      The process employed by the Board of Directors for identifying and evaluating nominees for director is flexible and based primarily on the directors' subjective weighting of the needs of the Company and the extent to which existing directors and prospective nominees meet those needs. Factors considered by the Board of Directors in the nomination process include judgment, skill, diversity, business and management experience, relationship of work experience and education to the current and proposed lines of business of the Company, the interplay of the candidate's experience with the experience of other directors, the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors and the extent to which the candidate satisfies any objective requirements (such as independence or expertise requirements) applicable to the Board of Directors or any committees of the Board of Directors. Candidates submitted by shareholders in accordance with the policies set forth in the most recent proxy statement delivered to shareholders are considered under the same standards as nominees recommended by other persons. One of the incumbent directors, Salvatore Tirabassi, prior to his appointment to the Board of Directors in 2003 was recommended by the Dolphin Communications Parallel Fund II Netherlands, LP, Dolphin Communications Fund II, LP, Dolphin Communications II, LP and Dolphin Communications, LLC, who beneficially own more than 5% of the outstanding shares of Common Stock. The re-nomination of Mr. Tirabassi upon expiration of his term is required pursuant to an Amended and Restated Investor Rights Agreement dated September 30, 2003 with such shareholders.

      The Board of Directors will consider director candidates recommended by shareholders. Such recommendations should include the name, age, address, telephone number, principal occupation or employment, background and qualifications of the nominee and the name, address, telephone number and number of shares of Common Stock beneficially owned of the shareholder making the recommendation and should be sent to the Secretary of the Company at the address first set forth above.

      In addition, the Bylaws of the Company permit shareholders to nominate persons for election as directors at annual meetings of shareholders. In order to nominate a person for election of directors:

●

the nominating shareholder must deliver to the secretary of the Company written notice of such nomination not less than 30 days prior to the date of the annual meeting (provided, in the event that less than 40 days' notice of the date of the meeting is given or made to shareholders, to be timely, a shareholder's notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed);

●

the written notice must set forth (a) as to each person whom such shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including each such person's written consent to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address of such shareholder as it appears on the Company's books, and (ii) the class and number of shares of the Company capital stock that are beneficially owned by such shareholder.

      No person not nominated by the Board of Directors of the Company shall be eligible for election as a director of the Company unless nominated in accordance with governing provisions of the Bylaws. Nominees submitted by shareholders will be included in the Company's proxy statement and proxy card only to the extent required by governing law and only if required information is submitted to the Company on a timely basis.

Shareholder Communications with the Board of Directors

      Shareholders may send communications to the Board of Directors or to specified individual Directors by mailing such communications to the Secretary of the Company at the address of the Company set forth herein and indicating that such communications are for the Board of Directors or specified individual Directors, as appropriate.

Executive Officers and Key Employees

      In addition to Messrs. Summers and Kaplan, whose biographies are set forth above, certain biographical information is furnished below with respect to the following executive officers and key employees of the Company and its subsidiaries:

Name	Age(1)	Position	Officer Since

David R. Williams	40	Vice President of Operations	April 2002

Stephen Smith	36	Chief Technical Officer	April 2002

Michael F. Linos	44	Vice President of Sales	August 2003

Arturo Sida	49	Vice President & General Counsel	April 2003

Patrick Deane	37	Vice President of Finance	October 2003

                                            (1) As of December 31, 2003

      David R. Williams has served as Vice President of Operations of the Company since its merger with VitalStream, Inc. in April 2002. Prior to the merger, Mr. Williams served as Vice President of Operations of VitalStream, Inc. Mr. Williams co-founded SiteStream Incorporated ("SiteStream") in 1999 and served as President and Chief Executive Officer of SiteStream until SiteStream's acquisition by VitalStream, Inc. in March 2001. Prior to joining SiteStream, Mr. Williams formed C4 Holdings Inc., a private equity investment fund focusing on the acquisition of small, established businesses, in 1995. Mr. Williams earned a BS in Business Administration from the University of Southern California (1986) and received an MBA from the Wharton School of the University of Pennsylvania (1992).

      Stephen Smith has served as Chief Technical Officer of the Company since its merger with VitalStream, Inc. in April 2002. Mr. Smith served as Chief Technical Officer of VitalStream, Inc. from March 2001 until the time of the merger of the Company with VitalStream, Inc. Mr. Smith co-founded SiteStream Incorporated in 1999 and served as SiteStream's Senior Vice President of Technology. Mr. Smith served as Chief Technical Officer for AnaServe, Inc. from 1995 until August 1998, when Concentric Networks acquired AnaServe. Mr. Smith holds a certification from Santa Cruz Operation for SCO UNIX and possesses specialized training for Microsoft, Silicon Graphics, Sun Microsystems, Cisco, FORE Systems ATM, Intel, Digital Equipment Corporation, and 3-COM products and services.

      Michael F. Linos has served as Vice President of Sales of the Company since August 2003. Prior to joining the Company, Mr. Linos served as Vice President of Sales in the eBusiness Division and the Enterprise Hosting Division at NTT/Verio from 1999 to 2002. From 1994 through 1998, Mr. Linos served as President and CEO of Affinity Software, a privately held enterprise software development and sales company. Mr. Linos has a Bachelor of Science from the University of Dayton (1981) and a Masters in Business Administration from the Northwestern University Kellogg School of Management (1986).

      Arturo Sida has served as Vice President, General Counsel and Assistant Secretary of the Company since April 2003. Mr. Sida served as Vice President, Legal and Assistant Secretary of AmerisourceBergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to late 2002, and as Vice President, Legal and Assistant Secretary of Bergen Brunswig Corporation, a wholesale distributor of pharmaceuticals, from 1991 until its merger in 2001 with AmeriSource Health Corporation to form AmerisourceBergen. Mr. Sida earned a Bachelor of Arts degree from Stanford University (1977) and a Juris Doctor degree from the University of California, Berkeley (1980).

      Patrick H. Deane has served as Vice President of Finance of the Company since November 2003. Prior to that, Mr. Deane served as Controller of VitalStream, Inc., a predecessor of and now a subsidiary of the Company, since January 2001. Prior to joining the Company, Mr. Deane served as Controller of ITB, a Beneventure Capital Portfolio Company from 2000 to 2001. From 1999 through 2000, Mr. Deane served as Controller of MSI, a privately held Internet ticketing software development and sales company. Mr. Deane has a Bachelor of Arts in Business Administration from California State University at Fullerton (1992) and a Masters in Business Administration from the Pepperdine University Graziadio School of Business and Management (2002).

Executive Compensation

Summary Compensation Table

      The following table sets forth the aggregate compensation earned during each of 2001, 2002 and 2003 by the Chief Execution Officer of the Company and the four executive officers of the Company as of December 31, 2003, in addition to the Chief Executive Officer, that received the most total compensation during 2003 (the "named executive officers").

Long Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation(1) ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)

Paul S. Summers, CEO and Chairman of the Board(2,3)	12/31/03 12/31/02 12/31/01	$154,000 127,000 89,500	-- -- --	$8,654 7,465 7,102	-- -- --	-- -- --	-- -- --	-- -- --
Philip N. Kaplan, Director, Chief Operating Officer and Secretary(2,3)	12/31/03 12/31/02 12/31/01	$149,000 127,000 89,500	-- -- --	$7,853 6,028 4,695	-- -- --	-- -- --	-- -- --	-- -- --
Kevin D. Herzog, Chief Financial Officer and Treasurer(2,3,4)	12/31/03 12/31/02 12/31/01	$143,441 109,700 115,635	-- -- $1,340	$7,218 6,877 4,462	-- 78,400 --	-- 250,000 463,957(5)	-- -- --	-- -- --
David R. Williams, VP of Operations	12/31/03 12/31/02 12/31/01	$118,693 116,590 54,605	-- $16,000 --	$5,836 2,347 1,673	-- -- --	-- 20,000 463,957(5)	-- -- --	-- -- --
Steven Smith, Chief Technology Officer	12/31/03 12/31/02 12/31/01	$118,703 106,132 72,436	-- $22,000 --	$5,648 2,347 1,651	-- -- --	-- 20,000 463,957(5)	-- -- --	-- -- --

________________________

(1)	These amounts reflect the benefit to the named executive officer, on a cost basis, of amounts paid for health and dental insurance.

(2)	For periods prior to the VitalStream Merger on April 23, 2002, the information with respect to this individual reflects compensation paid by VitalStream, Inc.

(3)

Messrs. Summers, Kaplan and Herzog each deferred a portion of their 2001 salaries, respectively $13,000, $13,000 and $2,000. VitalStream paid that deferral compensation to the executives on March 31, 2002.

(4)	Mr. Herzog's employment with the Company terminated in March 2004.

(5)

On November 1, 2001, each of Messrs. Herzog, Williams and Smith were granted an option by VitalStream, Inc. to purchase up to 500,000 shares of VitalStream common stock at an exercise price of $0.30 per share. As a result of the VitalStream Merger, each of these VitalStream options was converted to an option to purchase 463,957 shares of Common Stock at a price of $0.32 per share.

Option/SAR Grants in Last Fiscal Year

      No options to purchase capital stock or stock appreciation rights were granted to any named executive officer during the year ended December 31, 2003.

      Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      The following table sets forth the information concerning the options to purchase capital stock exercised by the named executive officers during the year ended December 31, 2003, and the value of unexercised options as of December 31, 2003.

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2003	Value of Unexercised In-the-Money Options/SARs at December 31, 2003
Name	Shares Acquired on Exercise (number)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Paul Summers	0	0	0	0

Philip N. Kaplan	0	0	0	0

Kevin D. Herzog	0	0	469,345 / 244,612	$151,637 / $69,577

David R. Williams	0	0	397,405 / 86,552	$132,339 / $27,675

Stephen Smith	0	0	397,405 / 86,552	$132,339 / $27,675

Executive Employment Agreements, Termination of Employment and Change of Control Arrangements

      All employees are employed pursuant to "at will" employment offer letters, governed according to the terms of our Employee Manual. Additionally, all employees sign a standard Confidentiality and Work Made for Hire Agreement and an Arbitration Agreement prior to becoming employees. Employee stock option agreements are governed according to the terms of our 2001 Stock Incentive Plan.

      On October 18, 2002, our Board of Directors approved employment agreements with Messrs. Summers, Kaplan, Herzog, Smith and Williams, pursuant to which these executive officers receive their previously authorized annual salary of $120,000, subject to adjustment as set forth below, and a termination benefit of one year's salary for Messrs. Summers, Kaplan and Herzog and six months salary for Messrs. Smith & Williams unless terminated for cause. Pursuant to the terms of those agreements, on October 1, 2003, the salaries of Messrs. Summers, Kaplan and Herzog were increased to, respectively, $155,000, $150,000 and $145,000, retroactive to January 1, 2003. The employment agreements permit the salaries of the five executives to increase, but not to decrease once such an increase is in effect. Additionally, Messrs. Summers, Kaplan and Herzog can earn at the end of each fiscal year an annual bonus of up to 35% of their annual salary based on the achievement of financial targets to be determined at the beginning of each fiscal year jointly by the executives and the Board of Directors (or a committee thereof). Employment of the five executives is at-will, subject to the termination benefit outlined above, and the term of the agreement is open-ended. The employment of Mr. Herzog terminated in March 2004.

Compensation Committee Report on Executive Compensation

      The Company's Board of Directors functions as its Compensation Committee; provided, however, the independent directors of the Company meet separately to discuss and vote upon employment and compensation matters for executive officers of the Company. The Compensation Committee reviews the compensation and other terms of employment of the executive officers (including the named executive officers) at such times as it deems necessary.

Compensation Policy Applicable to Officers and Key Executives

      The goal of the Compensation Committee is to create compensation packages for officers and key executives which will attract, retain and motivate executive personnel who are capable of achieving the Company's short-term and long-term financial and strategic goals. Compensation packages are designed to combine a mixture of short-term and long-term incentives tied to Company performance as described more particularly below. In exercising its responsibilities, the Compensation Committee seeks to encourage management to achieve the Company's short-term and long-term financial and strategic objectives, including maximizing long-term value for shareholders. Through the implementation of its compensation policies, the Compensation Committee believes it can motivate management to consider the Company's short-term and long-term objectives, such as the Company's financial performance and stock price appreciation, by rewarding the Company's key officers and executives upon achieving such objectives.

Executive Compensation Policies

      Executive compensation at the Company is made up of three elements: (i) base salary, (ii) mandatory and discretionary bonuses (short-term and long-term incentives) and (iii) grants of equity-based compensation (e.g., stock options).

      Base Salary. The base salaries of the executive officers of the Company are determined by the Compensation Committee on the basis of each executive officer's responsibilities, with consideration given to the base salaries of executive officers of comparable companies.

      Mandatory Bonuses. Pursuant to the employment agreements with Messrs. Summers, Kaplan and Herzog, such executives and the Compensation Committee negotiate specific financial and other short-term performance targets at the beginning of each fiscal year. If the Company meets such targets, the Company is required to pay the executives the corresponding bonus, which may be up to 35% of their base salaries, following the end of the fiscal year. In selecting performance targets for each executive officer, the Compensation Committee attempts to select company financial performance targets that the executive officer could reasonably affect and that, if achieved, would be expected to translate into increased shareholder value. The Compensation Committee believes that having pre-determined bonuses tied to pre-determined short-term performance targets effectively focuses management's efforts on objectives that are aligned with the shareholders of the Company and injects desired objectivity into the compensation process. During 2003, the pre-determined financial and other performance criteria established by the Compensation Committee were not achieved and accordingly, no bonus was paid to Messrs. Summers, Kaplan or Herzog or any other named executive officers.

      Discretionary Bonuses. In addition to base salary, the Compensation Committee may also award key officers and executives discretionary bonuses. Discretionary bonuses are intended to reward the Company's key officers and executives for achieving long-term financial and strategic goals. The Compensation Committee considers a variety of factors in determining whether to award discretionary bonuses, including salary levels. If the Compensation Committee determines that additional compensation is appropriate in light of the objectives achieved, it may award discretionary bonuses. The Compensation Committee did not award any discretionary bonuses during 2003.

      Equity-Based Compensation. In addition to salary and bonus, the Company has adopted the 2001 Stock Incentive Plan, which provides that the long-term compensation of officers and key employees be dependent upon the financial performance of the Company. Under the 2001 Stock Incentive Plan, officers and key employees are eligible to receive awards of stock options, stock appreciation rights, restricted stock and other equity-based rights, although, to date, the Company has granted only stock options. The number of stock options granted to each executive officer is determined by a competitive compensation analysis and each individual's salary and responsibility. The Compensation Committee also considers the number and exercise price of options granted to individuals in the past. All option grants have been made with an exercise price equal to the fair market value of Common Stock on the date of grant of the option.

Compensation of Chief Executive Officer

      In October 2002, based on the subjective impression of the Compensation Committee of the salaries of presidents or chief executive officers of similarly situated early stage technology companies headquartered in Orange County, the progress of the Company to that date and the prospects of the Company at such time, the Compensation Committee approved an employment agreement with Paul Summers, the Chief Executive Officer and President of the Company pursuant to which he was to receive a base salary of $120,000, subject to automatic increase to $155,000 when the Company met a stated EBITDA target (which was met with respect to the quarter ended September 30, 2003). The employment agreement also provides that Mr. Summers and the Compensation Committee shall negotiate specific financial and other short-term performance targets at the beginning of each fiscal year. If such targets are met, the Company is required to pay the Mr. Summers the corresponding bonus, which may be up to 35% of his base salary, following the end of the fiscal year. In selecting performance targets for Mr. Summers, the Compensation Committee has generally selected revenue and EBITDA targets that, if met, would in the judgment of the Compensation Committee correlate with a significant improvement in the Company's financial performance. During 2003, the pre-determined financial and other performance criteria established by the Compensation Committee were not achieved. Accordingly, no mandatory (or discretionary) bonus was paid to Mr. Summers.

Submitted by the Compensation Committee

      Leonard Wanger
       Charles Lyons
       Salvatore Tirabassi
       Paul Summers*
      Philip Kaplan*

*Did not participate in decisions with respect to compensation of executive officers.

      The information contained in this Compensation Committee Report on Executive Compensation is not deemed to be soliciting material or to be filed with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. Such information is not incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Compensation Committee Interlocks And Insider Participation In Compensation Decisions

      Although the Company has not established a formal compensation committee, all employment and compensation decisions with respect to executive officers are made by the independent directors of the Company. The board of directors of the Company currently consists of Paul S. Summers, Philip N. Kaplan, Leonard Wanger, Charles Lyons, Salvatore Tirabassi and Raymond L. Ocampo Jr. In addition to evaluating and approving employment contracts for key employees throughout the year, the Board of Directors formally considered compensation issues approximately 4 times during the 2003 fiscal year in connection with the authorization of grants of options to purchase shares of Common Stock and with the executive employment agreements for Messrs. Summers, Kaplan, Herzog, Smith and Williams. Mr. Summers is our President and Chief Executive Officer, and Mr. Kaplan is our Chief Operating Officer. None of the other directors is an officer or employee of the Company. Although certain members of the board are executive officers, none participates in the determination of his own salary or bonus.

Security Ownership of Certain Beneficial Owners and Management

      The table below sets forth information, as of April 15, 2004, as to each person who beneficially owns of record more than 5% of our outstanding Common Stock or Series A Preferred Stock, and information as to the ownership of our Common Stock or Series A Preferred Stock by each person serving as a director or named executive officer of the Company as of December 31, 2003 and by all of our directors, director nominees and executive officers as a group. Except as otherwise indicated in the footnotes to this table, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially being owned by them.

	Beneficial Ownership of Common Stock		Beneficial Ownership of Series A Preferred Stock
Name	Ownership Amount and Nature of Beneficial Ownership(1)	Percentage Ownership(2)	Ownership Amount and Nature of Beneficial Ownership(1)(3)	Percentage Ownership(2)

Executive Officers and Directors
Paul S. Summers(4)	3,804,444	12.0%	Nil	N/A
Philip N. Kaplan(4)	4,105,273(5)	12.8%	50	5.6%
Kevin D. Herzog(4)	1,270,410(6)	3.9%	50	5.6%
Michael F. Linos(4)	1,022,731(7)	3.1%	200	22.2%
Stephen Smith(4)	1,129,290(8)	3.4%	25	2.8%
David R. Williams(4)	1,036,232(9)	3.2%	Nil	N/A
Leonard Wanger	245,119(10)	0.8%	Nil	N/A
Salvatore Tirabassi(11)	Nil	N/A	Nil	N/A
Charles Lyons	83,334(12)	0.3%	Nil	N/A
All Executive Officers and Directors as a Group (10 Persons)	12,907,385	36.1%	350	38.9%
5% Shareholders (Who are not Executive Officers or Directors)
WAM Acquisition GP, Inc. and Columbia Wanger Asset Management, LP(13)	2,698,781	8.4%	Nil	N/A
Dolphin Reporting Group(14)	13,094,545(15)	32.0%	550	61.1%

(1)

Ownership numbers include shares of our Common Stock subject to options, warrants, shares of Series A Preferred Stock and other convertible securities that are exercisable within 60 days of March 1, 2004.

(2)

The percentages shown are based on the sum of (a) the 32,243,746 shares of our Common Stock issued and outstanding on March 1, 2004, and (b) the shares of our Common Stock subject to all options, warrants, shares of Series A Preferred Stock and other convertible securities held by the person with respect to whom the calculation is being made (but not any other person) that are exercisable within 60 days of March 1, 2004.

(3)	Each share of Series A Preferred Stock has a liquidation value of $1,000 and is convertible into approximately 4,255 shares of our Common Stock, at the option of the holder.

(4)	Business Address is One Jenner, Suite 100, Irvine, CA 92618.

(5)

Represents 3,804,444 shares of our Common Stock, 212,766 shares of our Common Stock issuable upon conversion of 50 shares of our Series A Preferred Stock, a warrant to purchase 41,667 shares of our Common Stock, all owned by Philip N. Kaplan and 46,396 shares of our Common Stock owned by Stacy Kaplan, the wife of Philip N. Kaplan.

(6)

Represents 510,353 shares of our Common Stock, 212,766 shares of our Common Stock issuable upon conversion of 50 shares of our Series A Preferred Stock, a warrant to purchase 41,667 shares of our Common Stock and an option to purchase 505,624 shares of our Common Stock.

(7)

Represents 5,000 shares of our Common Stock, 851,064 shares of our Common Stock issuable upon conversion of 200 shares of our Series A Preferred Stock and a warrant to purchase 166,667 shares of our Common Stock.

(8)

Represents 534,786 shares of our Common Stock, 106,383 shares of our Common Stock issuable upon conversion of 25 shares of our Series A Preferred Stock, a warrant to purchase 20,833 shares of our Common Stock and an option to purchase 467,288 shares of our Common Stock.

(9)	Represents 568,944 shares of our Common Stock, and an option to purchase 467,288 shares of our Common Stock.

(10)

Represents 123,723 shares of our Common Stock and an option to purchase 75,000 shares of our Common Stock owned by Mr. Wanger, and 46,396 shares of our Common Stock held in a trust that is beneficially owned by Mr. Wanger. The address of Mr. Wanger is 2 North LaSalle, #400, Chicago, Il, 60602.

(11)	The address of Mr. Tirabassi is c/o Dolphin Equity Partners, 750 Lexington Avenue, 16th Floor, New York, NY, 11201.

(12)	Represents an option to purchase 83,334 shares of our Common Stock. The address of Mr. Lyons is c/o Beacon Pictures, 120 Broadway, Second Floor, Santa Monica, CA, 90401.

(13)	All information is based upon Schedule 13G/A filed by such person on February 12, 2004. The address for such entities is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(14)

Information regarding the Dolphin Reporting Group is based under the Schedule 13D/A filed by such group on October 10, 2003. According to such report, the group is comprised of Dolphin Communications Parallel Fund II Netherlands, LP, Dolphin Communications Fund II, LP, Dolphin Communications II, LP, Dolphin Communications, LLC and Richard Brekka.

(15)

Represents 85,889 shares of our Common Stock owned by Dolphin Communications Fund II, LP ("Fund"), 9,650 shares of our Common Stock owned by Dolphin Communications Parallel Fund II (Netherlands), LP ("Parallel Fund"), a warrant to purchase 757,700 shares of our Common Stock owned by Fund, a warrant to purchase 85,125 shares of our Common Stock owned by Parallel Fund, a note which is convertible into 4,952,287 shares of our Common Stock owned by Fund, a note which is convertible into 556,375 shares of our Common Stock owned by Parallel Fund, 2,106,225 shares of our Common Stock issuable upon the conversion of 495 shares of our Series A Preferred held by Fund, 234,025 shares of our Common Stock issuable upon the conversion of 55 shares of our Series A Preferred held by Parallel Fund, a warrant to purchase 412,500 shares of our Common Stock owned by Fund, a warrant to purchase 45,833 shares of our Common Stock owned by Parallel Fund and 3,498,419 shares owned by Epoch Hosting, Inc. The address for the Dolphin Reporting Group is 750 Lexington Avenue, New York, NY 10022.

Securities Authorized for Issuance Under Equity Compensation Plans

      Set forth below is certain information about the number of shares of our Common Stock subject to options, warrants and other rights granted, or that may be granted, under our compensation plans as of December 31, 2003. The equity compensation plan that has been approved by security holders is the 2001 Stock Incentive Plan. The Company has no equity compensation plans that have not been approved by security holders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	4,584,612(1)	$0.41	3,415,388(2)

Equity compensation plans not approved by security holders	None	None	None

Total	4,584,612	$0.41	3,415,388

(1)	Represents shares of Common Stock subject to outstanding options granted under our 2001 Stock Incentive Plan (the "Option Plan").

(2)	Represents shares of Common Stock available for future grant under the Option Plan.

Company Performance Graph

      Set forth below is a graph comparing the cumulative shareholder return on the Common Stock from December 31, 1998 through December 31, 2003 against the cumulative total return on the Russell 2000 Index and a group of peer issuers for the same period. The graph assumes an initial investment of $100.00 with dividends reinvested.

[Insert graph]

Total Return Analysis	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
VitalStream Holdings, Inc.	$ 100.00
$ 100.00
$ 100.00

Source: ___________.

      The peer group consists of Akamai Technologies, Inc., Loudeye Corporation and[_____________].

      The information contained in this section is not deemed to be soliciting material or to be filed with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. Such information is not incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that no forms were delinquent or were not filed during the most recent fiscal year or prior years (to the extent not previously disclosed), except that Michael F. Linos, an executive officer of the Company, filed a Form 4 reporting an initial stock option grant under the Company's 2001 Stock Incentive Plan after its due date in 2003, and Patrick H. Deane did not timely file a Form 3 reporting his initial beneficial ownership of securities upon his become an officer of the Company in 2003.

Certain Relationships and Related Transactions

      The following discusses certain transactions between the Company and its officers, directors, director nominees and others that may be deemed to be affiliates.

Grant of Options to Officers

      On April 1, 2003, the Company granted an option to purchase 250,000 shares of Common Stock at an exercise price of $0.20 per share to Arturo Sida. On June 16, 2003 the Company granted an option to purchase 75,000 shares of Common Stock at an exercise price of $0.30 per share to Arturo Sida. On August 1, 2003 the Company granted an option to purchase 250,000 shares of Common Stock at an exercise price of $0.35 per share to Michael F. Linos. On August 18, 2003, the Company granted an option to purchase 30,000 shares of Common Stock at an exercise price of $0.40 per share, and on December 9, 2003 the Company granted an option to purchase 28,000 shares of Common Stock at an exercise price of $0.67 per share, to Patrick H. Deane.

Grant of Options to Directors

      On January 27, 2003, the Company granted an option to purchase 200,000 shares of Common Stock at an exercise price of $0.26 per share to Charles Lyons. On April 8, 2004, the Company granted an option to purchase 200,000 shares of Common Stock to Raymond L. Ocampo Jr. with a strike price of $1.25 per share, vesting over three years.

Transactions With Dolphin and its Affiliates

      On January 15, 2003, the Company and its wholly-owned subsidiary VitalStream Broadcasting entered into the Amended Epoch Repurchase Agreement with Epoch pursuant to which VitalStream Broadcasting acquired the rights of Epoch Networks and Epoch under their hosting and colocation contracts, related computer equipment, software and licenses, a leasehold interest in a Los Angeles data center and a certificate of deposit for $300,000 from Epoch Holdings (which serves as collateral on an assumed operating lease). As consideration for such assets, the Company paid to Epoch Hosting, Inc. $200,000 in cash and issued an aggregate of 3,848,760 shares of Common Stock. The Dolphin Reporting Group indirectly owns an approximately 95% equity interest in Epoch, and Salvatore Tirabassi, who was elected to the board of directors of the Company on January 9, 2003, is an affiliate of the Dolphin Reporting Group.

      On January 15, 2003, pursuant to an Amended and Restated Convertible Note and Warrant Purchase Agreement (the "Amended Note Purchase Agreement"), the Dolphin Reporting Group increased to $1.1 million its investment in the Company in exchange for 10% Convertible Promissory Notes with an aggregate principal amount of $1.1 million and warrants to purchase 842,825 shares of Common Stock at an exercise price of $0.34 per share (subsequently reduced to $0.30) during a three year period. The proceeds of the 10% Convertible Promissory Notes were used, in part, to pay the $200,000 cash portion of the purchase price under the Amended Epoch Purchase Agreement and related transaction expenses.

      Pursuant to a Securities Exchange and Purchase Agreement dated September 30, 2003, (the "Purchase Agreement"), the Company and the Dolphin Reporting Group exchanged the $1.1 million in 10% Convertible Promissory Notes issued on or before January 15, 2003 (the "Old Dolphin Notes") for $1.1 million in 7% Convertible Promissory Notes (the "Dolphin Notes") with different terms than the Old Dolphin Notes and amended various agreements and covenants associated with the Old Dolphin Notes. The Dolphin Notes mature on the earlier to occur of (a) January 15, 2025, or (b) consummation of a change of control transaction meeting certain criteria. Interest accrues on the outstanding principal amount, and accrued interest, under the Dolphin Notes at the rate of 7% per annum and is compounded monthly. Interest on the Dolphin Notes accrues until January 15, 2006; after that date, interest does not accrue. Approximately $27,000 of accrued but unpaid interest under the Old Dolphin Notes was converted into accrued interest under the Dolphin Notes. Interest is payable in cash at maturity, or in cash or Common stock (at the Company's election) upon conversion of the principal amount of the Dolphin Notes into Common Stock. If a Dolphin Note is converted into 2003 Series B Preferred Stock ("Series B Preferred"), the interest becomes an accrued dividend. The principal amount of the Dolphin Notes is convertible into Common Stock at a rate of $.19969 per share or into any subsequently issued preferred stock at a rate equal to the sale price of such preferred stock. The Dolphin Notes are also convertible into Series B Preferred at a rate of 1 share per $1,000 principal amount. The terms of the Series B Preferred closely mirror the terms of the Series A Preferred described below, except the conversion rate into Common Stock is the same as that of the Dolphin Notes. The terms of the Dolphin Notes require the holder to convert into Series B Preferred or Common Stock if the Common Stock has become listed on an exchange or NASDAQ or if, upon conversion, as a result of converting the Dolphin Notes (debt) into Series B Preferred or Common Stock (shareholders' equity), the Common Stock would qualify for listing on an exchange or NASDAQ. The Dolphin Notes are initially not prepayable unless the Company meets certain debt/equity ratio and current ratio tests and pays a 10% premium. The Dolphin Notes are prepayable after October 2006 without limitation and without a premium. The Dolphin Notes contain various restrictive covenants related to future operation of the Company and are secured by an Amended and Restated Security Agreement. Pursuant to the Amended and Restated Security Agreement, the Company granted members of the Dolphin Reporting Group a security interest in all of its assets (other than certain accounts receivable) until the earlier to occur of the date the Dolphin Notes are paid in full or the date the security interest the Company granted to Alliance Bank in connection with its accounts receivable financing is terminated.

Issuance of Series A Preferred Stock

      On September 30, 2003, pursuant to the Purchase Agreement governing the issuance of the Dolphin Notes, members of the Dolphin Reporting Group purchased $550,000 in shares of Series A Preferred Stock and associated warrants at a purchase price of $1,000 per unit, with each unit comprised of one share of Series A Preferred Stock and a warrant (an "Additional Warrant") to purchase 833⅓ shares of Common Stock at an exercise price of $0.30 per share during a three year term. Salvatore Tirabassi, who was elected to the board of directors of VitalStream Holdings on January 9, 2003, is an affiliate of the Dolphin Reporting Group.

      Each share of Series A Preferred Stock has a liquidation value of $1,000. Dividends accrue on the liquidation value of the Series A Preferred Stock, and on accrued but unpaid dividends, at the rate of 7% per annum until January 15, 2006; after that date, dividends do not accrue. Dividends are payable when, as and if determined by the Company's Board of Directors, except payment is required in connection with a conversion of the Series A Preferred Stock to Common Stock (in cash or Common Stock, at the election of the Company) or redemption (in cash). The liquidation value of each share of Series A Preferred Stock is convertible into Common Stock at the rate of $0.235 per share, subject to weighted average adjustment for future issuances below conversion price. Shares of Series A Preferred Stock are redeemable at the option of the Company at any time after September 30, 2009. The Company must redeem the Series A Preferred Stock in connection with a change of control transaction. The redemption price of each share of Series A Preferred Stock is the liquidation value plus accrued but unpaid dividends with respect to such share. Shares of Series A Preferred Stock vote with the Common Stock on an as converted basis. The shares of Series A Preferred Stock contain various restrictive covenants related to the future operations of the Company.

      As part of the same transaction in which members of the Dolphin Reporting Group purchased shares of Series A Preferred Stock, the following members of the Company's executive management team purchased the following number of units, each consisting of one share of Series A Preferred Stock and an Addition Warrant at the price of $1,000 per unit:

Name	Position	Number of Units

Philip N. Kaplan	Chief Operating Officer & Director	50
Kevin D. Herzog	Chief Financial Officer	50
Steve Smith	Chief Technical Officer	25
Michael F. Linos	Vice President of Sales	200
Arturo Sida	Vice President & General Counsel	25

Code of Ethics

      The Company has adopted the VitalStream Holdings, Inc. Code of Ethics for Financial Managers, which constitutes a code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as defined in Item 406 of Regulation S-K under the Securities Exchange Act of 1934. The Company intends to post the Code of Ethics and any amendments to or waivers from the Code Ethics on our website at www.vitalstream.com.com under "Investor Relations."

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

Independent Auditors

      The Company's independent auditor since May 9, 2002 has been Rose, Snyder & Jacobs, a corporation of certified public accountants ("Rose Snyder"). The Board of Directors has decided to continue the appointment of Rose Snyder as the Company's independent auditors for the fiscal year ended December 31, 2004 and is seeking ratification of such appointment. Representatives of Rose Snyder will not be present at the Annual Meeting and, accordingly, will not be available to respond to questions or have the opportunity to make a statement.

Audit Fees

      The aggregate fees for professional services rendered by Rose Snyder in connection with its audit of the Company's consolidated financial statements, its reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q and other services that are normally required in connection with statutory and regulatory filings or audit engagements were $63,850 for the fiscal year ended December 31, 2003 and $68,850 for the fiscal year ended December 31, 2002.

Audit Related Fees

      Except as disclosed under "Audit Fees" above, Rose, Snyder & Jacobs did not provide to the Company any audit-related services during the fiscal years ended December 31, 2003 and December 31, 2002.

Tax Fees

      The aggregate fee for tax related professional services rendered by Rose, Snyder & Jacobs during the fiscal year ended December 31, 2003 is expected to be approximately $5,000 and the aggregate fee for tax related professional services rendered by Rose Snyder during the fiscal year ended December 31, 2002 was $10,450.

All Other Fees

      Rose Snyder did not provide to the Company any other services during the fiscal years ended December 31, 2003 and December 31, 2002.

Audit Committee Pre-Approval Policies

      The Audit Committee has not established pre-approval policies and procedures that would permit engagement of accountants to render audit or non-audit services without prior approval of the Board of Directors of the Company. As a result, all engagements of the independent auditors to render audit or not audit services require pre-approval of the Audit Committee of the Company. No audit, review or attest services were approved in accordance with Section 2-01(c)(7)(i)(C) of Regulation S-X.

      The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Rose Snyder as the Company's independent auditor for the current fiscal year ending December 31, 2004.

PROPOSAL NO. 3 - APPROVAL OF RESOLUTION AUTHORIZING BOARD OF DIRECTORS TO EFFECT A CONSOLIDATION OF COMMON STOCK

      The Board has proposed the approval of a resolution to amend the Articles of Incorporation of the Company for the purpose of effecting a consolidation of its Common Stock on the basis of a ratio within the range of one post-consolidation common share for every four pre-consolidation common shares to one post-consolidation common share for every eight pre-consolidation common shares, with the ratio to be selected and implemented by the Company's Board of Directors in its sole discretion, if at all. A copy of the proposed Consolidation Resolution is attached hereto as Appendix A. If the Consolidation Resolution is approved at the Annual Meeting, the Board of Directors would be authorized to amend the Articles of Incorporation of the Company in its sole discretion within the range set forth above at any time prior to December 31, 2004. The amendment to the Articles of Incorporation and the Consolidation would be effective on the date prior to December 31, 2004 selected by the Company's Board of Directors in its sole discretion.

Purpose of Proposed Consolidation Resolution

      The purpose of the proposed Consolidation is to decrease the number of outstanding shares of Common Stock and shares subject to outstanding purchase and conversion rights in order to increase the market value of each share of the Common Stock. Immediately following a consolidation transaction, also referred to as reverse stock split, the per-share price of the capital stock subject to the consolidation generally increases proportionately with the consolidation ratio. (For example, you would expect the price of our Common Stock to triple if the Company did a 3 to 1 consolidation of our Common Stock). In the longer term, depending upon surrounding company, market and industry factors, a stock consolidation can have no effect, a positive effect or a negative effect on the value of the consolidated stock. Given the circumstances in which the Company expects to effect a consolidation, management believes that the Consolidation would not only lead to a proportionate increase in the price of the Common Stock but would be one in a series of steps that would expand the market for, and increase the price of, the Common Stock.

      Although the market price of the Common Stock has risen during the year, management believes that the trading volume and price of the Common Stock and, to a lesser extent the business prospects of the Company, are hindered by the low price of the Common Stock and by the fact that the Common Stock is not traded on an exchange or quoted in the Nasdaq market. On the investment side, for a small company with thinly traded stock, an increase in the trading volume of the stock and in number of persons investing in the stock is generally associated with an increase in the market price of the stock. Many investors, particularly institutional investors, are reluctant to invest in a stock with a market price below $5, that is not quoted on the Nasdaq market or traded on an exchange, that has a low trading volume or that may be considered a "penny stock." See "Penny Stock" below. All of these limiting factors presently apply to the Common Stock. On the business side, management believes that large consumers of streaming services consider a potential service providers stock price, stock listing, balance sheet and related indicia of financial stability when deciding whether or not to place a significant amount of their streaming business with the streaming company.

      Management continues to believe that the best means for increasing the interest of investors and customers in the Company is to maintain a high quality of service and to continue its efforts to enhance the financial performance and other business fundamentals of the Company. However, management is taking steps aimed at increasing the market price of the Common Stock, qualifying the Common Stock for listing on a Nasdaq market or exchange, enhancing trading volume and otherwise making the Common Stock more attractive to investors. The proposed Consolidation is part of this process.

      As noted above, one of the primary reasons the Board approved and is recommending the Consolidation to shareholders is to enable the Common Stock to qualify for listing on a Nasdaq market or exchange. Of the major United States markets, the Common Stock could most readily qualify for listing on the Nasdaq SmallCap Market (the "SmallCap") and the American Stock Exchange (the "AMEX"). The Board is presently considering the perceived advantages of each of these two markets and does not expect to make a final selection between the two markets until (and if) the Company is in a position to file a listing application. At this time, however, the Board believes that the SmallCap presents a better opportunity than the AMEX, notwithstanding the absence of preemption of state securities laws and the more onerous listing standards associated with the SmallCap. This is because of the concentration of technology companies on the SmallCap, and the perception that companies on the SmallCap generally experience higher trading volume than AMEX-listed companies.

      If effected, a primary purpose of the Consolidation would be to increase the market price for the Common Stock above the $4 per share minimum bid requirement for initial listing on the SmallCap (or $3 minimum bid price for the AMEX). The SmallCap has other listing requirements in addition to a minimum bid price requirement. The following table sets forth information regarding the principal quantitative listing requirements for the SmallCap and the Company's present compliance (or expected compliance) with such:

Quantitative Listing Requirement	Status
$5 million Shareholders Equity, or $50 million market capitalization for 90 days, or $750,000 net income for 2 or three years	Not satisfied; expected to be satisfied prior to or concurrently with listing application Not satisfied; could be satisfied if market price Common Stock exceeded $1.55 for 90 days Not satisfied
1 million publicly held shares	Satisfied
$5 million market value of publicly held shares	Satisfied
$4 minimum bid price	Closing bid price of $1.13 on April 15, 2004; expected |to be satisfied through Consolidation
300 round lot shareholders	Satisfied
3 market makers	To be satisfied prior to filing of listing application
1 year operating history	Satisfied
Satisfaction of Corporate Governance Rules	To be satisfied prior to filing of listing application

      Although management and the Board of Directors expect that a consolidation of the Common Stock will increase the price investors are willing to pay for a share of Common Stock, there can be no assurance that the consolidation of the Common Stock will increase the price in proportion to the reduction of shares due to a consolidation of the Common Stock, or that any increase in the price will occur.

Effect of Proposed Stock Consolidation

      If the Consolidation Resolution is approved and the proposed Consolidation effected, each outstanding share of Common Stock as of the record date of the Consolidation will immediately and automatically be changed, as of the effective date of the amendment, into a fraction of a share of Common Stock as set forth in the Consolidation Resolution. In addition, the number of shares of Common Stock subject to outstanding options, warrants, convertible notes and preferred stock issued by the Company will be reduced by an identical fraction. To the extent a fractional share remains after all shares beneficially held by a holder of the Common Stock have been consolidated, such fractional share will be, in the discretion of the Board of Directors, either permitted to remain outstanding as a fraction share or exchanged for an amount of cash equal to the proportionate share of the fair market value of a share of Common Stock on the effective date of the Consolidation. Fair market value will be determined based upon the closing price of the Common Stock on the effective date of the Consolidation.

      As of April 30, 2004, the record date for the Annual Meeting, there were [________] shares of Common Stock issued and outstanding, [_________] shares of Common Stock subject to warrants and options granted by the Company, [_____] shares of Common Stock issuable upon conversion of the Dolphin Notes and [____] shares of Common Stock issuable upon conversion of outstanding shares of Series A Preferred. Assuming, by way of illustration, the Consolidation were to occur on that date on a 1 for 6 basis, the number of shares issued and outstanding would be [__________] shares (subject to adjustment due to rounding of fractional shares, if any), the number of shares subject to outstanding warrants and options granted by the Company would be [__________] (subject to adjustment due to rounding of fractional shares, if any), the number of shares issuable upon conversion of the Dolphin Notes would be [__________] (subject to adjustment due to rounding of fractional shares, if any) and the number of shares issuable upon conversion of outstanding shares of Series A Preferred Stock would be [__________] (subject to adjustment due to rounding of fractional shares).

      Because the Consolidation will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock, the Consolidation will not alter the relative rights and preferences of existing shareholders. The Consolidation will, however, effectively increase the number of shares of Common Stock available for future issuances by the Board of Directors. In our Articles of Incorporation, the Board of Directors is authorized to issue 290 million shares of Common Stock and ten million shares of preferred stock. The Consolidation will not decrease the number of shares of Common Stock or preferred stock the Board is authorized to issue, and shares of Common Stock effectively cancelled as a result of the Consolidation will be available for reissue. Accordingly, while there are presently [______________] shares of Common Stock authorized and available for future issuance by the Board ([_________________] authorized, less [____________] presently outstanding, less [_______________] reserved for issuance upon outstanding purchase and conversion rights), if the Consolidation is approved and the Consolidation effected, assuming, e.g., a consolidation ratio of [____] to [____]), the number of shares of Common Stock available for future issuance would increase to [____________] shares ([______________] authorized, less approximately [____________] outstanding, less [_____________] reserved for issuance upon outstanding purchase and conversion rights). There are no current plans, proposals or understandings for any use of the additional shares that would be available for issuance as a result of the proposed Consolidation.

      If the Consolidation Resolution is approved by the shareholders, some shareholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those shareholders who own less than one hundred shares following a reverse split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

Penny Stock

      Shares of the Common Stock may be deemed to be "penny stock," resulting in increased risks to our investors and certain requirements being imposed on some brokers who execute transactions in our Common Stock. In general, a penny stock is an equity security that:

●	Is priced under five dollars;
●	Is not traded on a national stock exchange or on the Nasdaq market
●

Is issued by a company that has less than $5 million dollars in net tangible assets (if it has been in business less than three years) or has less than $2 million dollars in net tangible assets (if it has been in business for at least three years); and

●	Is issued by a company that has average revenues of less than $6 million for the past three years.

      Each of the preceding requirements presently applies to the Company. At any time the Common Stock qualifies as a penny stock, the following requirements, among others, will generally apply:

●

certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000, jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

●

prior to executing any transaction involving penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history, and the customers rights and remedies in case of fraud or abuse in the sale.

●	in connection with the execution of any transaction involving penny stock, certain broker dealers must deliver to certain purchasers the following:

m	bid and offer price quotes and volume information.
m	the broker-dealer's compensation for the trade.
m	the compensation received by certain salesperson for the trade.
m	monthly accounts statements, and
m	a written statement of the purchaser's financial situation and investment goals.

      These requirements add significantly to the burden of the broker-dealer and limit the market for penny stocks. Although the Company can provide no assurance that the Consolidation will cause the market price of the Common Stock to exceed $5, immediately thereafter or in the long-term, a second objective of the proposed Consolidation would be to increase the market price of the Common Stock over $5 in order to ensure that the penny stock limitations do not apply to the Common Stock.

Exchange of Share Certificates

      Each certificate representing shares of Common Stock that is issued and outstanding, or issued and held by the Company, on the effective date of the Consolidation shall thereafter for all purposes be deemed to represent a fraction (as determined by the Board of Directors in their sole discretion) of a share of Common Stock for each share of Common Stock presently represented by such certificate. Each holder of record of a certificate for one or more shares of Common Stock as of the effective date of the Consolidation, shall be entitled to receive, as soon as practicable, and upon surrender of each certificate to the officer or agent having charge of the stock transfer books of the Company, a certificate or certificates representing a fraction of a share of Common Stock for each share of Common Stock represented by the certificate of such holder immediately prior to the effective time and, if the Board of Directors determines to redeem fractional shares, cash in exchange for any remaining fractional shares. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable. Any legends set forth on any existing certificate will also be set forth on the corresponding replacement certificate.

      The Board of Directors recommends a vote FOR the Consolidation Resolution to allow the Board of Directors in its sole discretion to amend the Articles of Incorporation to effect the Consolidation of the Common Stock within the range set forth therein.

OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Under governing SEC rules, any proposal submitted by a shareholder for action at the Company's 2005 Annual Meeting of shareholders must be submitted in a letter to the Secretary of the Company and received by the Company by [__________], 2005 in order for such proposal to be included in the Company's proxy statement and form of proxy relating to such meeting. The proposal must be in the form required by, and will be subject to the other requirements of, the applicable rules of the SEC.

      With respect to proposals submitted by a stockholder other than for inclusion in the Company's proxy statement and form of proxy for the 2005 Annual Meeting, under governing SEC rules, notice of any such proposal must be submitted in a letter to the Secretary of the Company and received by the Company not less than 60 days prior to the 2005 Annual Meeting to be timely; provided, however, that in the event public announcement of the date of the 2005 Annual Meeting is not made at least 75 days prior to the date of the 2005 Annual Meeting, such notice must be received not later than 10 days following the day on which public announcement is first made of the date of the 2005 Annual Meeting. The notice must be in the form required by, and will be subject to the other requirements of, the Bylaws of the Company and SEC rules. Any proxies solicited by the Board of Directors for the 2005 Annual Meeting may confer discretionary authority to vote on any proposal notice of which is not received within the time periods set forth above.

      In addition to the requirements of governing SEC rules set forth above, under the Bylaws of the Company, in order for any proposals submitted by a shareholder with respect to any annual meeting, notice of such proposal must be submitted in a letter to the Secretary of the Company and received by the Company not less than 30 days prior to the applicable annual meeting to be timely; provided, however, that in the event less than 40 days' notice of the date of the meeting is given, to be timely, a shareholders notice shall be receive no later than the close of business on the 10th day following the date on which the notice of annual meeting was mailed. The notice must be in the form required by, and will be subject to the other requirements of, the Bylaws of the Company. Any shareholder proposal not submitted in accordance with the Bylaws or deemed in appropriate by the Company in accordance with governing SEC rules shall be excluded from consideration at the respective annual meeting.

ADDITIONAL INFORMATION

      The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested and payment is made for actual reproduction costs of such exhibits). Written requests for such information should be directed to Arturo Sida at One Jenner, Suite 100, Irvine, California 92618, phone number: (949) 743-2000.

Appendix A

VITALSTREAM HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

A.     Authority and Purpose

       The Audit Committee has been organized by the Board of Directors to assist it in overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. The Committee is expressly vested with all responsibilities and authority required by Rule 10a-3 under the Securities Exchange Act of 1934, as amended. All powers of the Committee are subject to the restrictions designated in the Corporation's Bylaws and applicable laws and regulations.

B.     Membership

      The Committee shall consist of no fewer than three members. Committee members shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Committee members may be removed at any time by vote of the Board.

       Each member of the Committee shall meet as determined by the Board the independence and other requirements of any applicable laws or regulations, and the standards established from time to time by any stock exchange on which the Corporation's securities are listed. No Committee member shall have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the prior three years.

      Each member of the Committee must be able to read and understand fundamental financial statements, including a corporation's balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, and sufficient to satisfy the listing standards of any stock exchange on which the Corporation's securities are listed, in each case as the Board interprets such qualifications in its business judgment.

C.     Structure and Meetings

       The Committee shall conduct its business in accordance with this Charter, the Corporation's Bylaws and any direction from the Board. The Committee Chairperson shall be designated by the Board, or, if it does not do so, the Committee members shall elect a Chairperson by a vote of the majority of the full Committee.

      The Committee shall meet as often as may be deemed necessary or appropriate in its judgment (generally four times each year but in no event less often than as may be required by applicable regulations or stock exchange rules), either in person or telephonically. The Committee shall meet in executive session with the outside auditors and head of internal audit, if any, at least annually. The Committee may create subcommittees who shall report to the Committee. The majority of the members of the Committee shall constitute a quorum the transaction of business.

      Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairperson of the Committee may require that any other Director, officer or employee of the Corporation, or other persons whose advice and counsel are sought by the Committee, be present at meetings of the Committee.

      The Committee Chairperson will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee (or other member designated by the Chairperson or the Committee in the Chairperson's absence) shall regularly report to the full Board on its proceedings and any actions that it takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Corporation.

D.     Duties and Responsibilities

      The Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure that it meets its duties and responsibilities. The Audit Committee shall report to the Board and shall have the following duties and responsibilities:

1.

Be directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and any such firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The registered public accounting firm shall directly report to the Audit Committee.

2.	Review with the registered public accounting firm and management:

	a.	the registered public accounting firm's audit of the financial statements and report thereof;

b.

the scope of the audits of the books, records, accounts and financial statements of the Corporation and its subsidiaries during the course of the registered public accounting firm's annual audit of the Corporation's financial statements;

	c.	critical accounting policies, alternative treatments of financial information and other material written communications between the registered public accounting firm and management;

	d.	the Corporation's quarterly and annual financial statements and related notes before their release;

	e.	the adequacy of the Corporation's system of internal controls over financial reporting and any recommendations of the registered public accounting firm with respect thereto;

	f.	any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the registered public accounting firm in its annual management letter;

	g.	any comments the registered public accounting firm may have regarding the audit restrictions, if any, imposed on its work and the cooperation it received during the audit;

h.

the matters required to be discussed by the Committee under Statement on Auditing Standards (SAS. No. 61 (Communication with Audit Committees), as amended from time to time, which includes but is not limited to such communications concerning concepts of materiality, significant unusual transactions, accounting estimates and audit adjustments;

	i.	the effect or potential effect of material off-balance sheet structures, if any exist, on the Corporation's financial statements;

j.

alternative treatments of financial information within GAAP discussed with management by the Corporation's registered public accounting firm, as well as ramifications of alternative treatments, and such firm's preferred treatment;

k.

a formal written statement prepared by the registered public accounting firm delineating all relationships between the registered public accounting firm and the Corporation consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); to actively engage in a dialogue with such firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the registered public accounting firm; and to take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of such firm; and

	l.	any other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards

3.

Review and pre-approve all audit and non-audit services performed by the Corporation's registered public accounting firm, or other accounting firms, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant the preapprovals required by the foregoing sentence. The decision of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. Preapproval authority may not be delegated to management.

4.	Review and approve the appointment or change of the Corporation's internal auditor, if any (however titled, the "internal auditor"), and review with the internal auditor:

	a.	the scope of the annual internal audit plan and the results of completed internal audits; and

b.

any comments the internal auditor may have on (i) major issues related to the Corporation's internal controls, financial reporting or internal audit activities, (ii) restrictions, if any, imposed thereon, (iii) management's response with respect thereto, and (iv) any material disagreements with respect thereto.

5.

Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting and auditing matters.

6.	Review and approve or disapprove any proposed related party transactions.

7.	Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation's Annual Report on Form 10-K.

8.

On a quarterly basis, review and discuss with the registered public accounting firm, management (including the Corporation's Chief Executive Officer and Chief Financial Officer) and the Corporation's internal auditor (if any), as appropriate, the following:

a.

the principal executive officer and principal financial officer certifications required to be made in connection with the Corporation's periodic reports under the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002;

b.

all significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect the Corporation's ability to record, process, summarize and report financial data, including any material weaknesses in internal controls over financial reporting identified by the Corporation's registered public accounting firm;

	c.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls over financial reporting; and

d.

any significant changes in internal controls over financial reporting or in other factors that could significantly affect internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

9.

Annually, obtain a written report from management on the effectiveness of internal controls over financial reporting, including controls over financial reporting designed to prevent or mitigate financial statement fraud, and review the effectiveness of internal controls over financial reporting with management, the Corporation's internal auditor (if any) and registered public accounting firm.

10.

Discuss the Corporation's policies for financial risk assessment and management, including accounting and audit related exposure, and the steps management has taken to monitor and control such exposures. The Committee shall discuss guidelines to govern the policies by which financial risk assessment and management is undertaken.

11.

Meet periodically (but in no event less often than as may be required by applicable regulations or stock exchange rules) with the Chief Financial Officer, the internal auditor (if any) and the registered public accounting firm in separate executive sessions.

12.	Prepare the Audit Committee report in the Corporation's proxy statement in accordance with SEC requirements.

E.     Review and Assessment

      The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform periodic examinations, no less than annually, of its specific duties and responsibilities as set forth in this Charter.

F.     Committee Resources

      The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered, without the approval of the Board, to engage and compensate independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall receive appropriate funding, as determined by the Committee, from the Corporation for payment of: (A) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation; (B) compensation to any advisor employed by the Committee; and (C) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Appendix B

Consolidation Resolution

                RESOLVED, that the Board of Directors be authorized, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, at any prior to December 31, 2004 a consolidation of the Common Stock of the Company on the basis of a ratio within the range of one post-consolidation share of Common Stock for every four pre-consolidation shares of Common Stock to one post-consolidation share of Common Stock for every eight pre-consolidation shares of Common Stock, with the ratio to be selected and implemented by the Company's Board of Directors in its sole discretion (the "Consolidation"), with the Board of Director's authority to include, without limitation: (a) the authority to cause the officers of the Company to prepare and file a certificate or an amendment to the articles of incorporation with the Nevada Secretary of State describing or effecting the Consolidation, and (b) the authority to determine, at the time it determines to effect the Consolidation, whether fractional shares that remain after all shares beneficially held by a holder of the Common Stock have been consolidated shall be permitted to remain outstanding as fractional shares or shall be exchanged for an amount of cash equal to the fair market value of such fractional shares (with fair market value being determined based upon the closing price of the Common Stock on the date prior to the first public announcement of a decision to effect the Consolidation).

B - 1

PROXY
VitalStream Holdings, Inc.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Paul Summers and Philip Kaplan, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock and all shares of Series A Preferred Stock of VitalStream Holdings, Inc., a Nevada corporation (the "Company"), held of record by the undersigned on April 30, 2004, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at VitalStream's corporate office located at One Jenner, Suite 100, Irvine, California 92618, on Monday, June 28, 2004, at 10:00 a.m. PST, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.      ELECTION OF DIRECTORS, each to serve until the 2007 annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.
☐	FOR all nominees listed below (except as marked to the contrary).
☐	WITHOUT AUTHORITY to vote for the nominee listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
PAUL S. SUMMERS	RAMOND L. OCAMPO Jr.

2.      PROPOSAL TO RATIFY the appointment of Rose, Snyder & Jacobs as independent auditors of the Company for the fiscal year ending December 31, 2004.
☐	FOR	☐	AGAINST	☐	ABSTAIN

3.      PROPOSAL TO APPROVE the Consolidation Resolution attached to the Company's Annual Meeting and Proxy Statement as Appendix B.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.      In their discretion, the proxies are authorized to vote upon matters incident to the conduct of the Annual Meeting.

THIS PROXY APPLIES TO ALL SHARES OF COMMON STOCK AND SERIES A PREFERRED STOCK HOLED BY THE UNDERSIGNED SHAREHOLDER. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF ROSE, SNYDER & JACOBS AS INDEPENDENT AUDITORS OF THE COMPANY AND FOR APPROVAL OF THE CONSOLIDATION RESOLUTION.

Please complete, sign and date this proxy where indicated and return it promptly to VitalStream Holdings, Inc., One Jenner, Suite 100, Irvine, California, 91618, Attn: Corporate Secretary.
DATED:	,2004

Signature		Signature if held jointly

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)